Exhibit 16.1

Heaton & Company, PLLC

April 5, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by AIT Therapeutics, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of AIT Therapeutics, Inc. dated on or about April 5, 2017 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Heaton & Company, PLLC
Farmington, Utah

Sincerely,

/s/ Kristofer Heaton

Kristofer Heaton
Heaton & Company, PLLC

Cc: AIT Therapeutics, Inc.
Ness Ziona, Israel

Heatoncpas.com Tel: 801-218-3523